Exhibit 10.2

AMENDED AND RESTATED

TECHNOLOGY PURCHASE AGREEMENT

This Amended and Restated Technology Purchase Agreement (hereinafter referred to as the “Agreement”) is dated 12th day of May, 2006, and shall be effective retroactive to November 1, 2005, and is made by and between Geotec Thermal Generators, Inc. a Florida corporation that maintains its principal place of business at 110 East Atlantic Avenue, Suite 200, Delray Beach, FL, 33444 (the “Company” or “Buyer”), William D. Richardson (“Richardson”), whose business address is 1117 S. W. 11th Street, Boca Raton, Florida 33486 and RichCorp, Inc. (“RichCorp”), a Florida corporation whose principal place of business is located at 1117 S. W. 11th Street, Boca Raton, Florida 33486.  Richardson and RichCorp shall hereinafter be referred to collectively as “Sellers.”  The signatories to this Agreement may hereinafter be referred to collectively as the “Parties.”

Reference is made to that certain Technology Purchase Agreement (the “Technology Agreement”) between the Parties dated November 1, 2005, which the Parties desire to amend and clarify in order to facilitate more efficient business operations and relations between the Parties; and

WHEREAS, as referenced in the Technology Agreement, Sellers were the owners of enzyme/protein proprietary technology for the treatment of hydrocarbons, among other things, (the “Enzyme Technology”) and that is suitable for, washing and processing coal; and

WHEREAS  Sellers desire to affirm and ratify their previous sale of all of the rights (with the express exception of the agricultural applications and medical applications) associated with the Enzyme Technology to the Company, as described in this Agreement, subject to and in accordance with the terms and conditions hereof; and

WHEREAS, the Buyer desires to affirm and ratify its acquisition of all of the rights to the Enzyme Technology, as it applies to all environmental remediation and the applications regarding all types of treatment of hydrocarbons and environmental applications, from the Seller in, accordance with the terms hereof; and

WHEREAS, Sellers have approved the sale of the rights to the Enzyme Technology, with the express exception of the agricultural applications, metals extraction applications, mineral extraction applications and medical applications, to the Buyer in exchange for Buyer’s preferred stock.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants, considerations, conditions hereinafter set forth, the Sellers and Buyer hereby agree as follows:

ARTICLE ONE

SALE AND PURCHASE

1.01 Recitals. The Parties hereto agree that the recitals are true and correct and by this reference are incorporated into this Agreement.  Any Exhibits referred to in this Agreement are also hereby incorporated into this Agreement by reference.

1.02 Enzyme Technology Sale. Subject to the terms, conditions and provisions of this Agreement, the Seller hereby affirms and ratifies its sale to the Buyer all of the Enzyme Technology which consist of the rights to the proprietary technology related to the production, sale, use and management of said technology to cleave and bind specific molecules in the following arenas of application which include crude oil, blended oil, coal, refined oil and it’s products and sub-products, removal of sulfur and metals from hydrocarbons base materials including coal, renewable energy applications, environmental remediation, environmental applications for abatement and reduction, and other materials as agreed to in writing by the Parties (with the express exception of the agricultural applications, metals extraction applications, mineral extraction applications and medical applications).

1.03 Consideration for the Purchase. Sellers acknowledge and agree that Buyer has tendered as complete consideration for the Enzyme Technology purchase, a total of ten thousand (10,000) shares of Buyer’s convertible preferred stock (the “Preferred Shares”) with stock conversion exchange dates of November 1, 2006, 2007 and 2008.  The preferences relating to the Preferred Shares will be summarized on each certificate representing such shares and will entitle the holder of the Preferred Shares to convert the Preferred Shares to 10.5 million (10,500,000) restricted shares of the Buyer’s common stock (the “Minimum Shares”) up to a maximum of 21 million (21,000,000) restricted shares of the Buyer’s common stock (the “Maximum Shares”) based upon the EBITDA criteria set forth below.  Conversion of the Preferred Shares may be deferred at the option of the Sellers until November 1, 2007 or November 1, 2008.  As of the execution of this Agreement, 3,500,000 restricted shares of the Buyer’s common stock (⅓ of the Minimum Shares) shall be deemed “earned” and may be issued and delivered to RichCorp, as referenced above.  The balance (7,000,000 shares of Buyer’s common stock) of the Minimum Shares shall be deemed earned when EBITDA for RichCorp equals twenty million dollars ($20,000,000.00) per year.  On a pro rata basis, shares of Buyer’s common stock above the Minimum Shares and up to the Maximum Shares shall be deemed earned when EBITDA for RichCorp exceeds twenty million dollars ($20,000,000.00) per year.  The Maximum Shares shall be deemed earned when EBITDA for RichCorp equals forty million dollars ($40,000,000.00) per year.  The total number of shares of Buyer’s common stock shall not exceed 21,000,000 under the conversion terms of this paragraph or the preferences of the Preferred Shares.

1.04 Ownership of the Preferred Shares.  The Preferred Shares shall be issued to RichCorp.  Said distribution shall occur on the anniversaries of this Agreement defined as the dates of November 1, 2006, November 1, 2007, and November 1, 2008, equal to one-third of the total exchange of shares, date thereof.  Notwithstanding the above, Sellers acknowledge and agree that all of the Preferred Shares and restricted common stock of the Company earned and obtained upon conversion shall be subject to the same terms and conditions of the Buyer’s share lock up agreement, which extends for 5 years, until April 30, 2010, as filed with the United States Securities and Exchange Commission via the EDGAR system.  Sellers acknowledge and agree that the share lock up agreement and this paragraph prohibit transfer of the Preferred Shares and the restricted common stock of the Company earned and obtained upon conversion for a period of five years until April 30, 2010.

1.04a Supplemental Income from Acquisition.  The Buyer also recognizes the historical contribution made by Dr. Kieth Richardson, and hereby agrees to pay a supplemental income to Dr. Richardson equal to $10,000.00 (ten thousand dollars) per month.  Said payment shall begin when verified enzyme/protein profits of RichCorp have exceeded $20,000.00 per month.  In addition, the Buyer agrees to pay a royalty to Dr. Kieth Richardson, equal to 1% of sales of the Enzyme Technology received by the Buyer.  Said royalty shall be provided with 45 days of the end of each calendar quarter.  Further, the aforementioned supplemental income and royalty shall inure, upon the death of Dr. Keith Richardson, to his surviving spouse Sally Ann Richardson, not to exceed 20 years from the date of this Agreement.

1.05 Effective Date. For purposes of this Agreement, the Effective Date shall be November 1, 2005.

ARTICLE TWO

REPRESENTATIONS, WARRANTIES, AND CONDITIONS

2.01 Representations and Warranties of RichCorp. As a material inducement for the Buyer to purchase the Enzyme Technology, Richcorp makes the following representations and warranties for the benefit of the Buyer, which RichCorp represents and warrants shall be true at Closing as if made that date, and which shall survive the Closing and the delivery of all instruments and documents contemplated herein and, at Closing, such representations and warranties will be so certified in form and substance satisfactory to the Buyer and the Buyer's counsel:

(a) Organization; good standing. RichCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate and other power and all necessary permits, certificates, licenses, approvals and other authorizations required to carry on and conduct its business and to own, lease, use and operate its properties at the places and in the manner in which such business is presently carried on and conducted.  RichCorp is qualified to do business as a foreign corporation in each state (other than Florida) in which the nature of RichCorp's business or of its assets makes qualification to do business as a foreign corporation necessary.

(b) Authority. RichCorp has full power and authority to execute, deliver and perform this Agreement without the consent of any other person or entity (governmental or otherwise).

(c) Governmental, lender and other consents, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority, lender, lessor, lessee or other person or entity on the part of RichCorp is required in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby. RichCorp specifically represents that the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default, breach, or violation, or an event that would be, or with notice or lapse of time, or both, or at the election of any person would be, a default, breach or violation of any note, lease, mortgage, leasehold mortgage, security agreement, deed of trust, indenture or other document or instrument to which RichCorp is bound or to which any of RichCorp's assets or properties is subject; (ii) an event that would permit, or with notice or lapse of time, or both, or at the election of any person would permit any party to terminate any lease or other agreement or contractual obligation, or to accelerate the maturity of any indebtedness or other contractual obligation of RichCorp or to which any of RichCorp's assets or properties is subject; (iii) result in, or with notice or lapse of time, or both, or at the election of any person, would result in, the creation or imposition of any lien, charge, or encumbrance on any of the assets or properties of RichCorp; or (iv) would subject, or with notice of lapse of time, or both, or at the election of any person would subject any of RichCorp's assets or properties to become subject to a mortgage foreclosure or other proceeding or action to enforce any lien or security interest encumbering any of RichCorp's assets or properties, whether such lien or security interest shall have arisen directly or by collateral assignment; and is not violative of any securities laws, Federal or State.

(d) Adverse agreements.  RichCorp is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as RichCorp can now foresee, may materially and adversely affect the business operations, prospects, properties, assets or financial condition or otherwise of RichCorp, or the value of the Enzyme Technology.

(e) Intellectual Property.  RichCorp has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither Richardson, nor any of the officers, directors, employees, agents or independent contractors of RichCorp has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that RichCorp must license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of RichCorp, including its former rights to the Enzyme Technology.

Exhibit D identifies each patent or registration which has been issued to RichCorp with respect to any of its intellectual property.

(f) Title to Enzyme Technology.  RichCorp has conveyed to Geotec good, valid and marketable title to all of the Enzyme Technology which consists of the rights to the proprietary technology related to the production, sale, use and management of said technology to cleave and bind specific molecules in the following arenas of application which include crude oil, blended oil, coal, refined oil and it’s products and sub-products, removal of sulfur and metals from hydrocarbons base materials including coal, renewable energy applications, environmental remediation, environmental applications for abatement and reduction, and other materials as agreed to in writing by the Parties (with the express exception of the agricultural applications, metals extraction applications, mineral extraction applications and medical applications).  RichCorp is the owner of the Enzyme Technology and holds the Enzyme Technology free and clear of any security interest, lien, encumbrance, claim, pledge, charge, limitation, agreement, or restriction whatsoever, with full and absolute right and power to sell, assign, exchange, transfer and deliver the Enzyme Technology as herein provided without the consent of any other person.

(g) Escrow.  None of the Enzyme Technology is held for any other person or entity and is not subject to any pledge or security interest, or subject to any voting trust or voting agreement or proxy.

(h) Contracts.  Sellers represent and warrant that there are no other agreements with any other person or entity that would entitle any other person or entity to any claim of rights or entitlements to the ownership, use or possession of the Enzyme Technology.

(i) Title Vesting.  Sellers represent and warrant that the transfer of the Enzyme Technology to Buyer has vested Buyer with good, valid, marketable and indefeasible title to the Enzyme Technology, representing one hundred percent (100.0%) of the interest and rights outstanding for the ownership of the Enzyme Technology, free and clear of any security interest, encumbrance, claim, pledge, charge, limitation, or restriction whatsoever.

2.02 Indemnity by Sellers.

(a) Indemnifiable Matters. Sellers shall indemnify, defend and hold harmless the Buyer, and its respective officers, directors, shareholders, employees and agents (separately and collectively referred to as the "Indemnitee"), against and in respect of:

(i) all liabilities and other obligations of the Sellers of any nature, whether accrued, absolute, contingent, or otherwise, existing at the Closing date, to the extent not disclosed in this Agreement or the Exhibits attached hereto, including, without limitation, all liabilities and other obligations arising out of negligent acts or omissions of the Sellers or their agents, employees, directors, officers, representatives or contractors, and all liabilities and other obligations arising out of or based upon transactions entered into, prior to the Closing date, and all federal or state tax liabilities accrued, or measured by RichCorp’s income or sales, for any period prior to and including the Closing Date;

(ii) any claim, suit, obligation, liability, loss, damage, injury or expense, arising directly out of, connected with, related to, or resulting from any breach of any covenant, written representation, warranty or agreement made by Sellers in this Agreement, except to the extent that Buyer’s conduct gives rise to the foregoing in connection with performance of those acts identified in the recitals herein;

(b) Binding Effect. The indemnification provisions of this paragraph 2.02 shall inure to the benefit of the employees, agents, heirs, personal representatives, successors and assigns of the Buyer-Indemnitee and shall be binding upon the employees, agents, heirs, successors, and assigns, if any, of the Sellers.

ARTICLE THREE

BUYER’S WARRANTIES AND REPRESENTATIONS

3.01 Representations and Warranties of Buyer. The Buyer makes the following representations and warranties for the benefit of the Sellers which the Buyer represents and warrants shall be true at Closing as if made that date, and which shall survive the Closing and the delivery of all instruments and documents contemplated herein and, at Closing, such representations and warranties will be so certified in form and substance satisfactory to the Sellers and the Sellers’ counsel:

(a) Authority. The Buyer has full power and authority to execute, deliver and perform this Agreement without the consent of any other person or entity.

(b)  Buyer’s Issuance of Preferred Shares.  The Buyer has full power and authority to issue and deliver the Preferred Shares as contemplated by this Agreement without the consent of any other person or entity.

(c)  Securities Laws.  All of the shares of stock to be issued or sold herein pursuant to the terms of the Agreement (i) have not been registered with the United States Securities and Exchange Commission nor with the State of Florida or any other state securities regulatory agency; (ii) this sale is being accomplished in reliance upon Section 4(2) of the Securities Act of 1933 as an exempt transaction in compliance with the aforementioned section and not in reliance upon Securities and Exchange Commission Regulation D, 17 C.F.R. Section 230.501 et seq., promulgated thereunder; and (iii) in reliance in the State of Florida on Section 517.061(11) of the Florida Statutes, thereby claiming that the offer, purchase and sale of the Preferred Shares herein is an exempt transaction under the aforementioned Florida Statutes and Florida Administrative Code Rules promulgated thereunder.

ARTICLE FOUR

OTHER AGREEMENTS

The Parties covenant and agree as follows:

4.01 General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

ARTICLE FIVE

MISCELLANEOUS

5.01 Notices. Any notice required or provided for in this Agreement to be given to any party shall be mailed certified mail, return receipt requested, or hand delivered, to the party at the address set forth in the preamble.

5.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.

5.03 Florida Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

5.04 Construction. The articles, section headings, captions, or abbreviations are used for convenience only and shall not be resorted to for interpretation of this Agreement. Wherever the context so requires, the masculine shall refer to the feminine, the singular shall refer to the plural, and vice versa.

5.05 Fees. In the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys= fees and costs from the other party, which in the event of litigation shall include fees and costs incurred at trial and on appeal.

5.06 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior written or oral agreement between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

5.07 Amendments. Any amendments to this Agreement shall be in writing signed by all parties.

5.08 Severability. In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

5.09 Assignment. This Agreement is assignable by Buyer without the prior written consent of Seller and Company.

5.10 Waiver. No consent or waiver, expressed or implied, by a party of any breach or default by any other party in the performance by that other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder. Failure on the art of any party to complain of any act or failure to act of another party or to declare that other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

5.11 Counterparts. This agreement may be executed in multiple counterparts each of which shall be deemed an original for all purposes.

5.12 Arbitration. The parties hereby agree that any and all controversies or disputes arising from this Agreement, including but not limited to interpretation, construction and performance of same or regarding any matter whatsoever, shall be submitted to binding arbitration before the American Arbitration Association, under its Commercial Rules, in St. Petersburg, Florida.  Notwithstanding this Agreement, any court of competent jurisdiction in Pinellas County, Florida shall have concurrent jurisdiction to enforce the provisions of this Agreement through the issuance of temporary or preliminary injunctive relief pending resolution of the merits of any such dispute before the American Arbitration Association.

5.13 Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement shall be continuing and shall survive the Closing Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as reflected below.

 WITNESS:

RICHCORP, INC.

A Florida Corporation

______________________

/s/ William D. Richardson

______________________

William D. Richardson, President, CEO

WITNESS:

______________________

/s/ William D. Richardson

______________________

William D. Richardson, an individual (“Seller”)

WITNESS:

GEOTEC THERMAL GENERATORS, INC.

A Florida Corporation (“Buyer”)

______________________

/s/ Bradley T. Ray

______________________

Bradley T. Ray, Chairman, Chief Executive Officer